Copies of all
constituent
instruments
defining the
rights of the
holders of any
new class of
securities and
of any
amendments to
constituent
instruments
referred to in
answer to sub-
item 77I:

(d.1.)  Multi-
Class Plan
Pursuant to
Rule 18f-3
filed as
Exhibit 28 n.
in the SEC
filing on
November 16,
2015 under
Conformed
Submission Type
485(a) for
Forethought
Variable
Insurance
Trust, CIK
0001580353,
accession
number
0001580642-15-
005214.